UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 30, 2010

Home Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33795	68-0666697
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

500 12th Avenue South
Nampa, Idaho  83651
(Address of principal executive offices and zip code)

(208) 466-4634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note

On August 5, 2010, Home Federal Bancorp, Inc. ("Company"), filed a Current Report on Form 8-K to report that on July 30, 2010 (“Acquisition Date”), its wholly owned subsidiary, Home Federal Bank of Nampa, Idaho (“Home Federal” or the “Bank”), entered into a definitive purchase and assumption agreement (“Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), pursuant to which Home Federal assumed the deposits and certain assets and liabilities of LibertyBank, a commercial bank headquartered in Eugene, Oregon (“Acquisition”). In that filing, the Company indicated that it would amend the Form 8-K at a later date to the extent financial information was required by Item 9.01. This amendment is being filed to update the disclosure in Item 2.01 and to provide the required financial information in Item 9.01.

Item 2.01      Completion of Acquisition or Disposition of Assets

The Acquisition consisted of assets with a preliminary fair value estimate of approximately $690.6 million, including $373.1 million of cash and cash equivalents, $197.6 million of loans and leases, $34.7 million of securities and a $56.7 million indemnification asset associated with the loss sharing agreements with the FDIC. Liabilities with a preliminary fair value estimate of $688.6 million were also assumed, including $682.6 million of deposits. Item 9.01(a) to this report contains a more detailed analysis of assets purchased and liabilities assumed in the Acquisition. Home Federal purchased assets of LibertyBank at a discount of ($29.9) million and purchased the deposits at a 1.00% premium, or $6.8 million.

Included in the Acquisition were three subsidiaries of LibertyBank, which have become subsidiaries of Home Federal Bank. Two of the subsidiaries, Liberty Funding, Inc., and Liberty Investment Services, Inc., are inactive with no business activities. The third subsidiary, Commercial Equipment Lease Corporation (“CELC”) finances and leases equipment under equipment finance agreements and lease contracts, typically for terms of less than 5 years. The book value of the stock of CELC was $10.3 million. CELC conducts business in all fifty states, with a primary focus on Oregon, California and Washington state. Home Federal intends to wind down the operations of CELC and the accounts of CELC have been consolidated in the accompanying financial statements.

Home Federal also entered into loss sharing agreements with the FDIC. Under the loss sharing agreements, Home Federal will share in the losses on assets covered under the loss share agreements (referred to as “covered assets”). The FDIC has agreed to reimburse Home Federal for 80% of losses and certain related expenses. Reimbursement for losses on one-to-four residential mortgage loans are to be made quarterly until the end of the quarter in which the tenth anniversary of the closing of the Acquisition occurred, and reimbursement for losses on other real estate owned and all other loans and leases, except consumer loans, are to be made quarterly until the end of the quarter in which the fifth anniversary of the closing of the Acquisition occurs. The reimbursable losses from the FDIC are based on the book value of the relevant loans and leases and foreclosed assets as determined by the FDIC as of the Acquisition Date as well as certain expenses related to the maintenance and preservation of foreclosed real estate. The equipment financing agreements and lease receivables of CELC as of the Acquisition Date are covered assets subject to loss indemnification. Total losses on the loans and leases of CELC are limited to the sum of the book value of the Bank's investment in CELC and the Bank's outstanding balance on a line of credit balance to CELC as of the Acquisition Date. These amounts totaled $57.0 million at July 30, 2010, and are eliminated upon consolidation.

Based upon the Acquisition Date preliminary fair values estimate of the net assets acquired, a bargain purchase gain was recorded in the amount of $3.2 million. Due to the difference in tax bases of the assets acquired and liabilities assumed, the Company recorded a deferred tax liability of $1.3 million. Under the Internal Revenue Code, the gain will be recognized for tax reporting over the next six years.

The Bank did not immediately purchase or assume the real estate, banking facilities, furniture or equipment of LibertyBank as part of the Acquisition. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after the Acquisition Date, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals. Currently all banking facilities and equipment of LibertyBank are being leased from the FDIC on a month-to-month basis.

An analysis of the likely short-term and long-term effects of the loss sharing agreements on the Company’s cash flows and reported results is included in Item 9.01(a) below.

The foregoing description of the Agreement, including the loss sharing agreements, is a summary and is qualified in its entirety by reference to the full version of the Agreement, which was previously filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2010. In addition, a copy of the press release announcing the transaction described above was previously filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.01.

Item 9.01     Financial Statements and Exhibits

(a) Financial Statements and Exhibits

Discussion

As set forth in Item 2.01 above, on July 30, 2010, the Bank acquired certain assets and assumed certain liabilities of LibertyBank pursuant to the Agreement. A significant element of the Acquisition is the loss sharing agreements between the Bank and the FDIC. Under the loss sharing agreements with the FDIC, the FDIC will reimburse the Bank for a substantial portion of any future losses on loans and leases and other real estate owned. The acquired assets subject to the loss sharing agreements are referred to herein collectively as “covered assets.” Under the terms of such loss sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries. The loss sharing arrangement for one-to-for family loans is in effect 10 years from the Acquisition Date and the loss recovery provisions are also in effect for 10 years, from the Acquisition Date. Other real estate owned and all other loans and leases, excluding consumer loans, are covered under a loss sharing agreement for five years and the recovery period on such loans is eight years from the Acquisition Date. Consumer loans, such as automobile loans and loans secured by deposit accounts, are not covered assets under the loss share agreements. Such loans had a preliminary estimated fair value of $5.6 million at the Acquisition Date. Home equity loans and lines of credit are covered for five years with three additional years for recoveries only.

The Acquistion has been accounted for under the acquisition method of accounting as prescribed by Accounting Standards Codification Topic (“ASC”) 805. The assets and liabilities, both tangible and intangible, were recorded at their preliminary estimated fair values as of the Acquisition Date. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the Acquisition Date as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

As stated above, the Bank did not acquire the real estate banking facilities or furniture or equipment of LibertyBank as part of the Agreement. The Bank, however, has the option to purchase the facilities or furniture and fixtures of LibertyBank from the FDIC. The term to exercise this purchase option expires 90 days from the Acquisition Date, unless extended by the FDIC.

Financial Condition

The transaction resulted in significant increases in the Company’s assets and liabilities. As noted above, the assets and liabilities, both tangible and intangible, were recorded at their preliminary estimated fair values as of the Acquisition Date. The application of ASC 805 resulted in a bargain purchase gain of $3.2 million. A summary of the net assets purchased in the Acquisition and the estimated fair value adjustments were as follows at the Acquisition Date:

A summary of the net assets purchased in the Acquisition and the estimated fair value adjustments were as follows at the Acquisition Date:

Preliminary estimated fair values at July 30, 2010
(in thousands)
Assets
Cash and cash equivalents	$ 59,158
Cash due from FDIC	313,944
Securities available-for-sale	34,719
Covered loans and leases	192,023
Other loans, not covered	5,572
Federal Home Loan Bank stock	7,391
Covered other real estate owned	15,242
Core deposit intangible	4,107
FDIC indemnification asset	56,694
Other assets	1,728

Total assets acquired	$ 690,578

Liabilities
Deposits	$ 682,569
FHLB Advances	1,066
Other liabilities	3,735
Deferred tax liability	1,251

Total liabilities assumed	688,621

Net assets acquired	$ 1,957

The net gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. As a result of the excess of the book value of liabilities assumed over the assets purchased, the FDIC made a cash payment to us of $313.9 million shortly after the Acquisition Date.

Securities available-for-sale. The Bank acquired $34.7 million of investment securities at estimated fair market value in the Acquisition. The following table presents the composition of the investment portfolio acquired at July 30, 2010:

Fair value
(in thousands)
Mortgage-backed securities, issued by U.S. Government sponsored enterprises (“GSE”)	$ 14,520
Collateralized mortgage obligations, GSE-issued	3,418
Small Business Administration ("SBA") guaranteed securities	2,003
Obligations of U.S. GSE	12,714
Corporate note, FDIC-guaranteed	1,025
Obligations of states and political subdivisions	1,039
Total securities available for sale	$ 34,719

The following table presents a summary of yields and contractual maturities of the securities available-for-sale acquired. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Due within one year		Due after one year through five years		Due after five years through ten years		Due after ten years		Total
	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield	Fair value	Yield
	(dollars in thousands)
Mortgage-backed securities, GSE- issued	$512	3.50%	$572	4.36%	$4,970	4.91%	$8,466	4.84%	$14,520	4.80%
Collateralized mortgage obligations, GSE-issued	-	-	1,466	3.26	1,952	4.45	-	-	3,418	3.94
SBA-guaranteed securities	-	-	-	-	851	1.10	1,152	0.71	2,003	0.88
Obligations of GSE	2,028	2.13	10,686	3.70	-	-	-	-	12,714	3.45
Corporate note, FDIC guaranteed	-	-	1,025	2.10	-	-	-	-	1,025	2.10
Obligations of states and political subdivisions	1,039	5.01	-	-	-	-	-	-	1,039	5.01

Total	$3,579	3.16%	$13,749	3.56%	$7,773	4.38%	$9,618	4.35%	$34,719	3.92%

Loans and Leases. A summary of loans and leases purchased in the Acquisition as of July 30, 2010 and the related discounts is as follows:

July 30, 2010
(in thousands)
Commercial business	$120,577
Leases	8,164
Commercial real estate and multi-family	61,641
Construction and development	31,633
One-to-four family residential	25,070
Home equity loans	13,440
Covered loans and leases	260,525
Consumer, uncovered	6,780
Principal balance of loans and leases	267,305
Discount resulting from acquisition date fair value adjustments	(69,710)

Net loans and leases, at preliminary estimated fair value	$197,595

The loans and leases, other than consumer loans, purchased in the Acquisition are referred to as “covered loans” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss sharing agreements. The Company is currently evaluating which loans will be accounted for pursuant to ASC 310-30.

At the Acquisition Date, management estimated the fair value of the purchased loan and lease portfolio to be $197.6 million, which represents the expected cash flows from the portfolio discounted at a market-based rate.

Under the guidance of ASC-805, the Bank did not record an allowance for loan losses since acquired loans are recorded at estimated fair value. The allowance for loan losses of LibertyBank that was not carried over totaled $17.5 million at July 30, 2010.

The foregoing estimates of cash flows and losses are highly subjective.

The following table presents a maturity analysis with respect to certain individual categories of loans and leases acquired and provides separate analysis with respect to fixed rate and floating rate loans and leases as of July 30, 2010. The weighted average remaining contractual life of the loans and leases acquired was 3.4 years at the Acquisition Date. The amounts shown in the table are unpaid principal balances at the acquisition date.

	Maturing in
	1 year or less	Over 1 year through 5 years	Over 5 years	Total

	(in thousands)
Loan Category:
Real estate - construction	$22,657	$8,976	$-	$31,633
Real estate - mortgage	8,681	51,661	26,369	86,711
Commercial	36,684	77,799	6,094	120,577
Leases	1,259	6,905	-	8,164
Consumer	3,298	1,610	15,312	20,220
Total	$72,579	$146,951	$47,775	$267,305

		Fixed Rate	Floating Rate	Total
Due after 1 year
Real estate - construction		$3,924	$5,052	$8,976
Real estate - mortgage		29,850	48,180	78,030
Commercial		74,754	9,139	83,893
Leases		6,905	-	6,905
Consumer		7,851	9,071	16,922
Total		$123,284	$71,442	$194,726

At the Acquisition Date, the loan and lease portfolio had a weighted-average expected life of 3.4 years and a weighted-average coupon interest rate of 8.20%. The expected life may be shorter or longer depending on loan prepayments and the timing of resolution of credit-impaired loans. The average yield is expected to be higher due to accretion of discount.

Nonperforming assets. A summary of the preliminary estimated fair value of nonperforming assets purchased in the Acquisition is as follows as of the Acquisition Date:

	Covered Assets	Assets not covered	Total

	(in thousands)
Loans past due 90 days or more and accruing	$-	$-	$-
Nonaccrual loans and leases	15,962	-	15,962
Other real estate owned and repossessed assets	15,242	229	15,471
Total nonperforming assets	$31,204	$229	$31,433
Nonperforming assets to total acquired assets			4.55%

FDIC Indemnification Asset. Under the terms of the loss sharing agreements with the FDIC, which is a significant component of the Agreement, the FDIC will absorb 80% of losses and certain related expenses and share in 80% of loss recoveries on loans, leases and other real estate owned covered under the loss share agreements. The preliminary estimated fair value of the FDIC indemnification asset is $56.7 million, which represents the present value of the estimated losses on covered assets to be reimbursed by the FDIC under the loss share agreements. In some cases the FDIC indemnification agreement may be terminated on a loan by loan basis if the Bank renews or extends individual loans. The FDIC indemnification asset will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC. Realized losses in excess of Acquisition Date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than Acquisition Date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered assets under loss sharing agreements with the FDIC are reported exclusive of the estimated FDIC indemnification asset. The covered loans purchased in the Acquisition are, and will continue to be, subject to our internal and external credit reviews. As a result, if and when credit deterioration is noted subsequent to the Acquisition Date, such deterioration will be measured through a provision for loan and lease loss and a corresponding adjustment to the carrying amount of the loans and leases sufficient to maintain the same yield as determined at the Acquisition Date. A partially offsetting noninterest income item will also be recorded reflecting the increase to the FDIC indemnification asset.

In September 2020, approximately ten years following the Acquisition Date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the loss share agreements have been less than the intrinsic loss estimate, which was determined by the FDIC prior to the Acquisition. The payment amount will be 50% of the excess, if any, of (i) 20% of the Total Intrinsic Loss Estimate of $60.0 million, which equals $12.0 million, less the sum of the following:

A.	20% of the Net Loss Amount, which is the sum of all loss amounts on covered assets less the sum of all recovery amounts realized. This amount is not yet known;
B.	25% of the asset premium (discount). This amount is $7.5 million; and
C.	3.5% of the total covered assets under the loss share agreements. This amount is $10.1 million.

Home Federal has estimated the minimum level of losses to avoid a true-up provision payment to the FDIC to be $46.7 million. The maximum amount of the true-up provision payment is $4.7 million, if there are no losses in the covered loan portfolio. Home Federal has determined that the true-up provision should be treated as contingent consideration under ASC 805. Due to the estimated level of losses at the Acquisition Date, management has determined a true-up provision payment is unlikely. As such, no liability has been recorded.

Core Deposit Intangible. The preliminary estimated fair value of the core deposit intangible asset was $4.1 million based on an independent valuation prepared by a qualified third party. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of the deposit relationships. Based on this valuation, the core deposit intangible asset will be amortized on an accelerated basis over its estimated life, which was determined to be 10 years.

The estimated amortization expense follows for each year from the Acquisition Date:

Estimated Amortization Expense
(in thousands)
Year 1	$750
Year 2	613
Year 3	501
Year 4	410
Year 5	335
Thereafter	1,498

$4,107

Deposits. The Acquisition increased our deposits by $682.6 million at the Acquisition Date. The following table presents a summary of the deposits acquired and the interest rates in effect at the Acquisition Date:

	Amount	Interest Rate

	(dollars in thousands)

Noninterest-bearing deposits	$66,968	0.00%
Interest-bearing deposits:
Savings accounts	13,866	0.48
Money market accounts	70,470	0.93
Demand deposits	108,282	0.55
Certificates of deposit	418,623	2.02
Certificates of deposit fair value adjustment	4,360
Total deposits (at estimated fair value)	$682,569

Time deposits of $100,000 or more totaled $167.0 million. There were no brokered deposits at July 30, 2010. At July 30, 2010, the principal balance of scheduled maturities of time deposits of $100,000 or more were as follows:

Amount
(in thousands)
3 months or less	$51,788
Over 3 months through 6 months	29,917
Over 6 months through 12 months	40,774
Over 12 months	44,558
Total	$167,037

Borrowings. The FHLB advances assumed in the Acquisition had an estimated fair value of $1.1 million and were comprised of an amortizing advance with an outstanding balance of $460,417 and a fixed term advance with a balance of $500,000. The advances had scheduled maturities of February 2015 and a weighted average interest rate of 4.48%.

Stockholders’ Equity and Regulatory Capital. As a result of the excess of the fair value of liabilities over the fair value of assets purchased in the Acquisition, the Bank recognized a bargain purchase gain before income taxes in the amount of $3.2 million and a corresponding deferred tax liability of $1.3 million.

The following table presents the Bank's actual capital ratios as of June 30, 2010, and estimated pro forma capital ratios giving effect to the Acquisition:

	Regulatory Requirement to be Well-Capitalized	Home Federal Bank

Tier 1 leverage ratio
Actual	5.0%	18.2%
Pro forma	5.0%	9.7
Tier 1 risk-based ratio
Actual	6.0%	34.0%
Pro forma	6.0%	28.7
Total risk-based ratio:
Actual	10.0%	35.3%
Pro forma	10.0%	29.8

Operating Results and Cash Flow

The operations of LibertyBank are included in the Company's operating results from July 30, 2010. A portion of the discount related to the covered loans will be accreted to interest income as payments are received on such loans. The amount and timing of such discount accretion is dependent on covered loan performance and our collection and loan workout efforts and may be highly volatile. Estimates of the future cash flows are based on many assumptions about future events and are highly subjective. Future adjustments to such estimates may result in significant volatility in interest income.

The core deposit intangible asset in the amount of $4.1 million will be amortized on an accelerated basis over its estimated life, which was determined to be 10 years. The amortization expense will reduce earnings in future periods.

It is possible that covered loans and leases not showing evidence of credit deterioration at the Acquisition Date will experience inadequate cash flows and collateral values to support loan repayment and/or default. In such situations, interest income will be reduced causing a lower level of cash flow. In addition, the Bank may charge off all or portions of such loans and leases, further reducing our cash flow.  The loss sharing agreements with the FDIC extends up to 10 years for one-to-four family residential loans and for five years for other covered assets. During this time period, changing economic conditions along with our efforts to collect and resolve covered loans will cause cash flows from the covered loan portfolio to be uneven and difficult to estimate.

This was not simply a financial transaction but an opportunity to broaden and deepen the Bank's deposit franchise. The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past.  This particular transaction was attractive for a variety of reasons, including the:

•	ability to expand into non-overlapping yet complementary markets on the outer rim of the Company’s targeted growth markets;
•	ability to achieve improvement in branch performance in the Bank's Central Oregon region due to overlap of banking offices;
•	ability to compete against banks in LibertyBank’s markets based on Home Federal’s relative capital strength;
•	diversification of the Bank's loan portfolio by introducing a significant level of commercial business loans;
•
attractiveness of immediate core deposit growth with low cost of funds.  Over the past several years, organic core deposit growth has been difficult as financial institutions competed over core deposits.  The Acquisition allowed the Bank to immediately increase core deposits at an attractive cost.

Liquidity

At the Acquisition Date, the Bank acquired $59.2  million in cash and cash equivalents and $34.7 million in securities available-for-sale. Additionally, the Bank received a cash payment of $313.9 million due to the excess of liabilities assumed over assets acquired. The acquired cash will be used to manage deposit flows, for new loan originations, and for operating cash needs.  Management anticipates significant runoff of assumed certificates of deposit due to the short-term mix of the assumed CD portfolio. Approximately $314.7 million of the assumed certificate of deposit portfolio is scheduled to mature within one year of the Acquisition Date. Management is reluctant to offer deposit rates that exceed alternative borrowing rates offered by the FHLB as the Bank currently has excess liquidity and sufficient borrowing capacity. Remaining excess cash balances will be used to purchase medium-term U.S. GSE securities and highly-rated obligations of state and local political subdivisions until loan demand accelerates.

The Bank has a secured line of credit with the FHLB of Seattle of which $122.0 million was available at June 30, 2010. This line of credit does not yet reflect certain assets acquired from LibertyBank which may be eligible to be pledged and which management believes will increase the Bank’s borrowing capacity.

Forward-Looking Information

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company and readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) both Item 1A. Risk Factors in Part I and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, and (b) Item 1A. Risk Factors in Part II - Other Information in the Company's quarterly reports on Form 10-Q for the quarters ended December 31, 2009, and March 31 and June 30, 2010.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

•	Report of Independent Registered Public Accounting Firm
•	Statement of Assets Acquired and Liabilities Assumed at July 30, 2010
•	Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of LibertyBank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Securities and Exchange Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”).  SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d)           Exhibits

23.1	Consent of Independent Registered Public Accounting Firm

99.2	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at July 30, 2010

Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC.

Date:October 15, 2010	By: /s/ Eric S. Nadeau
Eric S. Nadeau
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm
99.2	Audited statement of assets acquired and liabilities assumed in the FDIC-assisted transaction involving LibertyBank as of July 30,2010.